EXHIBIT 10.148

                  AGREEMENT DATED JULY 31, 1996 BETWEEN NUOASIS
                        INTERNATIONAL INC. AND NG MAN SUN

                                    AGREEMENT

DATED:            31st July, 1996.

PARTIES:

1.       "NuOasis"         NUOASIS INTERNATIONAL INC., a  corporation  organised
                           under the laws of the Commonwealth of the Bahamas

2.       "Dragon"          MR. NG MAN SUN, DOING BUSINESS AS DRAGON SIGHT
                           INTERNATIONAL AMUSEMENT (MACAU) COMPANY

RECITALS:

1.1 On May 25, 1995, Nona Morelli's II Inc. a Colorado corporation ("Nona"), the sole shareholder of NuOasis, acquired from Dragon a forty percent (40%) net profits interest in the gaming operations conducted by Dragon at the Hyatt and Holiday Inn Hotels in Macau, (the "Net Profits Interest"); and,

1.2 As partial consideration for the purchase of the Net Profits Interest on May 25, 1996, Nona issued a Contingent Security Promissory Note in the principal amount of Three Million Dollars (USD3,000,000) in favor of Dragon, a copy of which is annexed hereto as Schedule "1" (the "Note"); and

1.3 Nona assigned all of its right, title and interest in the Net Profits Interest and its obligations under the Note to NuOasis by way of the Assumption Agreement dated December 29, 1995; and,

1.4 Dragon and Nona have agreed, as part of the settlement of a dispute between them, to the retirement of the Note, by way of purchase by a third party or otherwise; and,

1.5      NuOasis has agreed to purchase the Note pursuant to the terms hereof.

OPERATIVE PROVISIONS

1. NuOasis hereby purchases from Dragon and Dragon hereby sells the Note to NuOasis, subject only to Seller's receipt of the Purchase Price (as defined below).

2. The Purchase Price for the Note shall be Three Million Two Hundred Eighty Thousand Dollars (US$3,280,000), payable in cash at Closing.

3.       Dragon hereby warrants to NuOasis as follows:

                                                       [NUOINTL\AGR:NG73196.AGR]

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          3.1       At Closing  Dragon  shall  deliver the Note in its  original form to NuOasis in proper form for transfer, with signatures guaranteed in favor of NuOasis or its designee, transferring all right, title and interest in and to the Note to NuOasis, or such designee; and,

          3.2 This Agreement has been duly executed by Dragon and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument judgment, order or decree to which the Note is subject or to which Dragon is a party; and,

          3.3 The Note is not subject to any claims or causes of action created by or through Dragon, and Dragon is not a defendant, nor a plaintiff against whom a counterclaim has been made or reduced to judgment, in any litigation or proceedings before any federal or state government of Macau or other jurisdiction, or any department, board, body or agency thereof, involving the Note; and,

          3.4 Dragon has the full right and power to transfer such and enter into and carry out this Agreement; and,

          3.5 No representation or warranty contained herein, nor statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Dragon, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of a material fact, nor does it omit to state a material fact necessary to make any statement of fact contained herein not misleading.

4.       NuOasis hereby warrants to Dragon as follows:

          4.1 It is a corporation duly organized and validly existing under the laws of the Commonwealth of the Bahamas as of the date hereof; and,

          4.2 It is not a defendant or a plaintiff against whom a counterclaim has been made or reduced to judgment, in any litigation or proceedings before any federal, provincial or municipal government of the Commonwealth of the Bahamas, or other jurisdiction, or any department, board, body or agency thereof, which could result in a claim against the Purchase Price; and,

          4.3 This Agreement has been duly executed in the capacity stated on the signature page hereof, and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which NuOasis is a party or to which it may be subject; and,

                                                       [NUOINTL\AGR:NG73196.AGR]

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          4.4       No   representation  or  warranty   contained  herein,   nor
                    statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Dragon, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of a material fact, nor does it omit to state a material fact necessary to make any statement of fact contained herein not misleading.

5. This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous agreements or contracts between NuOasis and Dragon in respect to the Note, which shall herewith be deemed to have been terminated by mutual consent.

6. The validity, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of the Bahamas.

7. Delivery of the Note ("Closing") shall occur forty eight (48) hours following NuOasis' written notice to Dragon that NuOasis wishes to effect a Closing.

8. All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement shall be subject to the exclusive jurisdiction of the Commonwealth of the Bahamas to which the parties irrevocably submit.

9. Any notice to be given by a party under this Agreement must be in writing (in the English language) and must be given by delivery at or sending by first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was dispatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

10. This Agreement may be executed in more than one counterpart, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by all of the parties hereto and when such a counterpart so executed has been delivered to each of the parties hereto.

                                                       [NUOINTL\AGR:NG73196.AGR]

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IN WITNESS WHEREOF this Agreement has been entered into by the parties hereto as a deed the day and year first below written

SIGNED and DELIVERED as a DEED                                )
                                                              )
                                                              )
By:  /s/  Roger Bryan Emery                                   )
     -------------------------------------------------------- )
          Roger Bryan Emery (Representing First Directors     )
          Limited)                           (a Director)     )
                                                              )
                                                              )
     /s/  Darren Lee Colquitt                                 )
     -------------------------------------------------------- )
          Darren Lee Colquitt (Representing First Directors   )
          Limited)                           (a Director)     )
                                                              )
on behalf of NUOASIS INTERNATIONAL INC.                       )



SIGNED and DELIVERED as a DEED                                )
                                                              )
                                                              )
By:  /s/  Ng Man Sun                                          )
     -------------------------------------------------------- )
          Ng Man Sun                                          )
                                                              )
on behalf of DRAGON SIGHT INTERNATIONAL AMUSEMENT (Macau)     )
COMPANY                                                       )

                                                       [NUOINTL\AGR:NG73196.AGR]

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                                  SCHEDULE "1"

                                     to the
                                    Agreement
                             Dated 31 July, 1996


                                    THE NOTE

                                                       [NUOINTL\AGR:NG73196.AGR]

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                       SECURED CONTINGENT PROMISSORY NOTE

         FOR VALUE RECEIVED, effective on the 25th day of May, 1995, Nona Morelli's II Inc, a corporation ("Maker") promises to pay to Mr Ng Man Sun, doing business as Dragon Sight International Amusement (Macau) Company ("Holder"), the principal sum of Three Million Dollars (US$3,000,000) with interest at the rate of eight percent (8%) per annum.

Rate of Interest

Interest shall accrue at a rate per annum equal to the lesser of (a) three percent (3%) or (b) the percentage which is the sum of (i) the "base rate of interest" announced publicly by First Los Angeles Bank, Newport Beach, California, from time to time (360-day basis) then in effect and most recently available before the date on which the interest rate determination is made (the "Base Rate") plus (ii) one percent (1%). A determination of the interest rate from time to time in effect shall be made prospectively on the date hereof and on the first day of each calendar month thereafter until this Note shall be paid in full. Interest hereunder shall be calculated on the actual number of days elapsed on the basis of a 360-day year.

Rate of Interest on Default

Interest on the unpaid principal together with all accrued and unpaid interest shall, after the maturity hereof, whether by demand, acceleration, or otherwise, automatically accrue and shall be payable at the rate per annum equal to the lesser of (a) three percent (3%) or (b) the percentage which is the sum of (i) one percent (1%), plus (ii) the Base Rate.

Payment of Principal and Interest

Payments of principal and interest under this Note shall be payable on or before June 30, 1996, with accrued interest, at the applicable rate set forth above, beginning on the first business day of June 1995 and thereafter on the first business day of each succeeding calendar month until the entire remaining balance together with all accrued but unpaid interest hereunder is paid.

Each payment shall, when made, be credited first on interest then due, and the remaining on principal, and interest shall thereupon cease upon the principle so credited.

Security

This Note is secured by a Security Agreement of even date herewith executed by Maker as Debtor granting to Holder a security interest in 250,000 shares of Class B Preferred Stock of NuOasis Gaming Inc, a Delaware corporation (the "NuOasis Shares") pursuant to which Maker has pledged the NuOasis Shares as collateral for payment of this Note. This Note is further subject to and governed by the provisions contained in or referred to in said Security Agreement of even date. Notwithstanding the terms of said Security Agreement, this Note is not negotiable. This Note may be assigned by Holder, but only subject to all defenses which Maker may have against Holder. Further, payment of this Note does not constitute a personal or corporate obligation of Maker.


                                                       [NUOINTL\AGR:NG73196.AGR]

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Acceleration

The entire remaining balance of this Note together with all accrued but unpaid interest hereunder, and all other obligations, direct and contingent, of Maker or any endorser hereof to Holder shall, at the election of Holder, become immediately due and payable, without demand or notice, upon the occurrence of any of the following:

          (a) Maker becomes bankrupt (including but not limited to, the commencement of a case under Title 11 of the United States Code as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law) or makes an assignment for the benefit of creditors;

          (b) The appointment for Maker, voluntarily or involuntarily, of a receiver, trustee, liquidator, custodian, or sequester or other similar official) in equity, bankruptcy, or under any provision of any law of any state or the United States of America, or otherwise;

          (c)       Maker's dissolution; or

          (d) Default in any payment or performance required under this Note.

Failure to Exercise Rights

No failure or delay on the part of Holder in the exercise of any power, right, or privilege under this Note shall operate as a waiver thereof or of any other power, right, or privilege, nor shall any single or partial exercise of any such power, right, or privilege preclude any further exercise thereof or of any other power, right, or privilege.

Pre-Payment

The entire principal balance of this Note or any part thereof may be prepaid without penalty or premium on any interest payment date upon not less than ten
(10) days prior written notice.

Offset for Note

This Note is issued under an Asset Purchase Agreement dated May 1, 1995, between the Holder and the Maker. The Maker expressly reserves against the Holder, and any subsequent holder of this Note, the right to offset against any and all sums payable hereunder an amount equal to any and all damages sustained by the Maker by reason of any breach or default by the Holder under the Purchase Agreement.

                                                       [NUOINTL\AGR:NG73196.AGR]

Limit on Interest

Notwithstanding anything to the contrary contained herein, the total liability for payments in the nature of interest, additional interest, and other charges shall not exceed the limits imposed by the applicable interest rate laws. If any payments in the nature of interest, additional interest, and other changes made hereunder are held to be in excess of the limits imposed by the applicable interest rate laws it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability, for payments in the nature of interest, additional interest, and other charges shall not exceed the limits imposed by the applicable interest rate laws in compliance with the desires of Maker and Holder.

Waiver of Presentment, Etc.

Maker and endorsers, and each of them, hereby waive diligence, demand, presentment for payment, protest and notice of protest, notice of dishonor, and notice of nonpayment of this Note, and specifically consent to and waive notice of any kind of any renewal, extension, or enforcement of this Note. The pleading of any statute of limitations as a defense to any demand against Maker or endorsers is expressly waived by each and all of said parties. Maker and endorsers, and each of them, waive trial by jury in any litigation arising out of or relating to this Note in which Holder is an adverse party and further waive the right to interpose any defense, setoff, or counterclaim of any nature or description.

Benefit

Subject to the terms and conditions contained herein, the provisions of this Note shall inure to the benefit of and shall be binding upon the assigns, successors in interest, or personal representatives of Maker and Holder, respectively.

Severability

Every provision in this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

                                                       [NUOINTL\AGR:NG73196.AGR]

Time of Essence

Time is of the essence in the performance of each and every obligation under this Note to be performed by Maker.

                                        "Maker"
                                        NONA MORELLI'S II INC.
                                        a Colorado corporation



                                        By:  /s/       Fred G. Luke
                                           ------------------------------------
                                             Name:     Fred G. Luke
                                             Title:    Chief Executiv Officer

                                                       [NUOINTL\AGR:NG73196.AGR]